SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------


                                    FORM 8-K


                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of earliest event reported): October 30, 1998




                       First Washington Realty Trust, Inc.
                          (Exact Name of Registrant as
                              Specified in Charter)


   Maryland                           0-25230                    52-1879972
(State or Other               (Commission File Number)         (IRS Employer
Jurisdiction of                                              Identification No.)
Incorporation)



                             4350 East-West Highway
                                    Suite 400
                            Bethesda, Maryland 20814
                              (Address of Principal
                               Executive Offices)


                                 (301) 907-7800
                             (Registrant's telephone
                          number, including area code)


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ITEM 5.  Other Events

     Prospective investors in securities of First Washington Realty Trust, Inc. should carefully consider the following risk factors.

     Although First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. are separate entities, for ease of reference, the terms "we," "us," and "ours" refer to the business and properties of all of these entities, unless the context indicates otherwise. For ease of reference and clarity, we refer to First Washington Realty Trust, Inc. as the "REIT," First Washington Realty Limited Partnership as the
"Operating Partnership," and First Washington Management, Inc. as the "Management Company."

                                  Risk Factors

Indebtedness

     Leverage. As of September 30, 1998, we had outstanding approximately $218 million of long-term mortgage indebtedness and $25 million of exchangeable debentures. Our debt (including the exchangeable debentures as debt as discussed below) to total market capitalization ratio (i.e., debt divided by the sum of debt and the market value of our outstanding partnership units and shares of common stock) is approximately 40.5%. The ratio of our debt (excluding the exchangeable debentures as debt) to total market capitalization is approximately 36.3%.

     Near Term Maturity of Indebtedness. At the current time, we have a significant level of debt. We may have insufficient cash resources to make required payments of principal and interest. We cannot guarantee that we can refinance or repay our existing indebtedness at maturity. Also, the terms of any such refinancing may not be as favorable as the terms of the existing financing.

     Additionally, a large portion of our mortgage indebtedness will become due by 2000. These mortgages provide for the repayment of principal in a lump sum or "balloon" payment at maturity. This type of mortgage involves greater risks than mortgages with principal amounts amortized over the term of the loan, since our ability to repay the outstanding principal amount at maturity may depend on obtaining adequate refinancing or selling the property which is subject to the mortgage. These mortgages require balloon payments of $88.9 million (including $25.0 million of exchangeable debentures) in 1999 and $24.3 million in 2000. From 1998 through 2021, we will have to refinance an aggregate of approximately $204 million of debt.

     Only a small portion of the principal of our mortgage indebtedness will be repaid prior to maturity and we do not plan to retain in advance enough cash to repay this indebtedness at maturity. Therefore, we will have to refinance this debt through additional debt financing or equity offerings. If we cannot refinance this indebtedness on acceptable terms, we may have to dispose of properties upon disadvantageous terms, which may result in losses to us and lower distributions to stockholders. If the refinancing has a higher interest rate, our interest expense

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would  increase,   which  would  limit  the  amount  of  cash  to  pay  expected distributions to stockholders. Further, if we cannot meet mortgage payments, we could lose the mortgaged property or properties through foreclosure. Even if the indebtedness is otherwise nonrecourse, the lender may have the right to recover
deficiencies  from  us  in  certain   circumstances,   including   environmental
liabilities.

     Risk of Rising Interest Rates. At September 30, 1998, $15.5 million of our debt carried a variable interest rate, and we may incur additional debt in the future that also bears interest at variable rates. If market interest rates increase our debt service requirements would also increase.

     No Limitation on Debt. While not required by our organizational documents, we have a policy of maintaining a ratio of debt to total market capitalization of 50% or less. However, our charter and bylaws do not contain any debt incurrence restrictions and the Board of Directors could alter or eliminate this policy.

     Cross-Collateralization. A total of 17 properties are cross-collateralized with one or more other properties. A default in a single loan which is cross-collateralized by other properties may result in the foreclosure on all of the properties by the mortgagee with a consequent loss of income and asset value to us.

Historical Operating Losses And Net Deficit

     We historically have experienced losses allocated to common stockholders (as measured by generally accepted accounting principles) before extraordinary items. These net losses reflect substantial non-cash charges such as depreciation and amortization and the effect of distributions to holders of the convertible preferred stock.

Limitation On The Level Of Distributions Payable With Respect To Common Stock; Subordination Of Distributions With Respect To Common Stock

     When the Board of Directors declares distributions, each share of convertible preferred stock is entitled to receive distributions equal to $0.6094 per quarter. Each share of convertible preferred stock is also entitled to a participating distribution, which is equal to the amount of distributions in excess of $0.4875 per quarter payable to the common stock multiplied by the number of shares of common stock into which the convertible preferred stock is then convertible. The payment of distributions to the convertible preferred stock reduces the income allocable to the holders of common stock, which causes a decrease in common stockholders' equity. The entitlement of the convertible preferred stock to participating distributions limits the level of distributions we can pay on the outstanding shares of common stock.

Limited Geographic Diversification; Dependence On The Mid-Atlantic Region

     Local economic and real estate conditions could affect our results. Our properties are located primarily in the Mid-Atlantic region. Approximately 45% of the retail properties

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     (based on gross  leaseable  area) are  located in the  Washington-Baltimore corridor. Adverse economic developments in this area could adversely impact the operations of our properties and therefore our profitability. The concentration of properties in a limited number of markets may expose us to risks of adverse economic developments which are greater than the risks of owning properties in several markets.

Effect Of Exchange Of Exchangeable Indebtedness

     As part of our formation, First Washington Realty Limited Partnership (the "Operating Partnership") issued $25.0 million of exchangeable debentures, which are exchangeable for 1,000,000 shares of convertible preferred stock. The exchangeable debentures bear interest at the rate of 8.25% per year. If the exchangeable debentures are exchanged for convertible preferred stock, our annual amount of distribution payments on the convertible preferred stock (net of reductions in interest payments) would be increased by approximately $0.375 million. Such an increase in distributions on the convertible preferred stock would reduce the annual cash available for distribution payable on outstanding shares of common stock by $0.04 per share.

Environmental Matters

     General. Various federal, state and local laws, ordinances and regulations subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence or the failure to properly remediate hazardous substances may adversely affect our ability to sell, rent or borrow against contaminated property. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

     Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

     Independent environmental consultants have completed Phase I or similar environmental audits on all of our properties. Phase I environmental site assessments are intended to identify potential sources of contamination for which a company may be responsible and to assess the status of environmental regulatory compliance. An environmental audit involves general inspections without soil sampling or groundwater analysis. These environmental assessments and audits indicate that dry cleaning solvents, petroleum and/or hydraulic fluid have been detected in the soil and/or groundwater at seven of our properties. The contamination at these properties is either limited and no remediation is warranted or is the responsibility of unrelated third parties and is being addressed by these unrelated third parties.

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     We  believe  that  environmental  studies  have  not  revealed  significant environmental liabilities that would have a material adverse effect on our business, results of operations and liquidity. However, existing environmental studies of our properties may not have revealed all environmental conditions, liabilities or compliance concerns. Also, environmental conditions, liabilities or compliance concerns may have arisen at a property after the related review was completed.

Risks Of Third-Party Management, Leasing And Related Service Business

     Possible Termination of Management Contracts. We intend to pursue actively the management, including contracts to lease space, of properties owned by third parties. Managing properties owned by third parties presents certain risks, including:

 ..   Management  and leasing  contracts  may generally be canceled upon 30 days'
     notice or upon certain events, including sale of the property. The property owner may terminate these contracts, or we may lose the contracts in connection with a sale of the property.

 ..   Contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms.

 ..   Management  fees are based on rental revenues which may decline as a result of general or specific market conditions.

     Possible Adverse Consequences of Lack of Control Over the Business of the Management Company. Certain members of our management, own 100% of the voting common stock of the Management Company and have the ability to elect the board of directors of the Management Company. Consequently, we have no ability to influence the decisions of the Management Company. As a result, the board of directors and management of the Management Company may implement business policies or decisions that are adverse to our interests or that lead to adverse financial results. The voting common stock of the Management Company is subject to an assignable right of first refusal held by Stuart D. Halpert and William J. Wolfe.

     Possible Adverse Consequences of REIT Status on the Business of the Management Company. Certain requirements for REIT qualification may limit our ability to increase third-party management, leasing and related services offered by the Management Company.

Conflicts Of Interest

     Policies with Respect to Conflicts of Interests. We have adopted certain policies designed to eliminate or minimize conflicts of interest. However, these policies may not successfully eliminate the influence of these conflicts. Consequently, our decisions may not reflect fully the interests of all stockholders.

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



     Tax Consequences Upon Sale of Properties. Holders of Common Units may suffer adverse tax consequences upon certain of our properties' sales or refinancings. Therefore, holders of Common Units, including members of our management may have their own objectives regarding the appropriate pricing and timing of a property's sale or refinancing. Although we, as the sole general partner of the Operating Partnership have the exclusive authority to sell or refinance an individual property, officers and directors who hold Common Units may influence us not to sell or refinance certain properties (or repay debt collateralized by these properties) even though a sale or refinancing might be financially advantageous to stockholders. Policies adopted by the Board to minimize the impact of this conflict may not succeed in eliminating the influence of officers and directors who hold Common Units.

     Conflict of Interest with Respect to Mid-Atlantic Centers Limited Partnership. Certain members of management are the sole owners of a corporation that is the general partner of Mid-Atlantic Centers Limited Partnership. This partnership owns one shopping center currently managed by the Management Company. These members of management may have objectives different than ours regarding the determination of the management fee charged by us for this property.

Changes In Investment And Financing Policies Without Stockholder Approval

     The Board of Directors determines our investment and financing policies, and our policies with respect to certain other activities, including our growth, debt, capitalization, distributions, REIT status and operating policies. Although they have no present intention to do so, the Board of Directors may amend or revise these policies from time to time without notice to or a vote of our stockholders. Accordingly, stockholders may not have control over changes in our policies.

Influence Of Executive Officers

     As of September 30, 1998, our officers as a group beneficially owned approximately 10.5% of the total issued and outstanding shares of common stock (assuming exchange of common units and exercise of options) and 5.6% of the outstanding shares of common stock (assuming the exchange and/or conversion of all other securities convertible into common stock). They have substantial influence on us which might not be consistent with the interests of our other stockholders. Also, they may in the future have a substantial influence on the outcome of any matters submitted to our stockholders for approval.

Dependence On Key Personnel

     We depend on the efforts of our executive officers, particularly Messrs. Halpert and Wolfe. While we believe that we could replace these individuals, the loss of their services could have an adverse effect on our operations. Messrs. Halpert and Wolfe have entered into employment and non-compete agreements with us.



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

General Real Estate Investment Risks; Adverse Impact On Ability To Make Distributions

     General. Our ability to make expected distributions to stockholders depends on our ability to generate funds from operations in excess of scheduled principal payments on debt and capital expenditure requirements. Events and conditions beyond our control may adversely affect funds from operations and the value of our properties. Examples include:

 ..   an adverse economic climate, particularly in the Mid-Atlantic Region;

 ..   attractiveness of properties to tenants;

 ..   an  oversupply of space or reduction of demand for space in the areas where we operate;

 ..   competition from other retail properties;

 ..   our ability to provide adequate maintenance and insurance;

 ..   increased operating costs, including insurance premiums, real estate taxes, repair costs and renovation costs;

 ..   changes in market rental rates;

 ..   the availability of financing and interest rate levels;

 ..   zoning or other regulatory restrictions;

 ..   changes in traffic patterns; and

 ..   environmental liability.

     Risks of Acquisition, Renovation and Development Business. We intend to continue actively with the acquisition of principally supermarket-anchored neighborhood shopping centers. Acquisition of neighborhood shopping centers entails risks that investments will fail to perform in accordance with our expectations. We intend to expand and/or renovate our properties or develop new properties from time to time. Expansion, renovation and development projects generally require expenditure of capital as well as various government and other approvals, which cannot be assured. We have implemented policies with respect to expansion, renovation and development activities to limit some of the risks otherwise associated with these activities. For example, we initiate construction after securing commitments from anchor tenants. However, we will incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which we may not complete. Although from time to time we enter into agreements for the acquisition of retail properties, such agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction. It is possible that such agreements may not be consummated. Any of the foregoing could have a material adverse effect on our ability to make anticipated distributions to you.

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     Dependence  on  Rental  Income  from Real  Property;  Tenants  Involved  in
Bankruptcy Proceedings. We derive most of our income from rental income. A tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. Also, when our tenants decide not to renew their leases, we may not be able to relet the space. Even if tenants do renew, the terms of renewal or reletting may not be as favorable as current lease terms. Leases on 9.4% and 9.5% of the gross leasable area in the properties will be expiring in 1999 and 2000, respectively. In the event of default by a lessee, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.

     The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. As of October 23, 1998, three tenants were involved in bankruptcy proceedings. All of these tenants are currently paying rent. These tenants represent approximately 0.15% of the total annual minimum rents of our properties. These bankrupt tenants may not continue to pay rent and additional tenants may become bankrupt or insolvent.

     Small Size of Certain Properties. Nine of our properties are relatively small in size, with less than 50,000 square feet of gross leasable area, and are not anchored by a supermarket or drug store tenant. These properties may experience greater variability in consumer traffic.

     Market Illiquidity. Equity real estate investments are relatively illiquid and therefore tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. Our properties primarily are neighborhood shopping centers, and we do not presently intend to substantially vary the types of real estate in our portfolio. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     Uninsured Loss. We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance on all of our properties. We believe that the policy specifications and insured limits are customary for similar properties. There are, however, certain types of losses (generally of a catastrophic nature, such as wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our invested capital in and anticipated profits from a property. In such event, we might nevertheless remain obligated to repay any mortgage indebtedness on the property.

     Competition. Numerous companies compete with us in seeking properties for acquisition and tenants who will lease space in these properties. We may not be able to acquire suitable leased properties and tenants for our properties in the future.

     Investments in Mortgages. Although we currently have no plans to invest in mortgages, we may invest in mortgages in the future. If we were to invest in mortgages, we would incur the risks of this type of investment, which include:

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 ..   borrowers  may not be able to make debt service  payments or pay  principal when due;

 ..   the value of mortgage property may be less than the amount owed; and

 ..   interest  rates  payable  on the  mortgages  may be lower than our costs of funds.

     Costs of Compliance with Americans with Disabilities Act and Similar Laws. Under the Americans with Disabilities Act of 1990 all public accommodations must meet certain federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our properties to determine our compliance. We may incur additional costs of complying with the act. A number of additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot currently ascertain the ultimate amount of the cost of compliance with the act or other legislation. Although we do not expect such costs to have a material effect on us, such costs could be substantial.

Ownership Limit And Limits On Changes In Control

     Ownership Limit Necessary to Maintain REIT Qualification. To maintain our qualification as a REIT, not more than 50% in value of our outstanding capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities) at any time during the last half of our taxable year other than during the first taxable year for which we elected to be taxed as a REIT (the "five or fewer" requirement). Attribution rules in the Code determine if any individual or entity actually or constructively owns our stock under the "five or fewer" requirement. Our charter contains certain restrictions on the ownership and transfer of our capital stock. These restrictions aim to prevent concentration of stock ownership. Primarily because of fluctuations in values among the different classes of our capital stock, these restrictions may not ensure that we will satisfy the "five or fewer" requirement, or avoid receiving rent from a related party tenant. If we do not satisfy the "five or fewer" requirement, our status as a REIT will terminate. We will not be able to prevent such termination.

     If we fail to qualify as a REIT in any year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. If this happens, to the extent of our current or accumulated earnings and profits, all distributions to shareholders will be dividends, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under certain statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.

     The Board of Directors may waive certain of these limitations with respect to a

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particular stockholder if it is satisfied, based upon the advice of tax counsel, that ownership in excess of these limitations will not jeopardize our status as a REIT. Any attempted acquisition (actual or constructive) of shares by a person who, as a result, would violate one of these limitations will cause the shares purportedly transferred to be automatically transferred to a trust for the benefit of a charitable beneficiary or, under certain circumstances, the transfer will be deemed void. In addition, violations of the ownership limitations which are caused by certain other events (such as changes in the relative values of different classes of our capital stock) generally will result in our automatic repurchase of the violative shares.

     Our charter contains certain limitations on ownership of our capital stock. These limitations may:

 ..   discourage a change of control;

 ..   deter tender offers for the capital  stock,  which may be attractive to our stockholders; or

 ..   limit the  opportunity  for  stockholders  to  receive a premium  for their capital stock.

     In addition, in certain circumstances, a holder of convertible preferred stock who is not otherwise in violation of the ownership limits could be prevented from converting its convertible preferred stock into shares of common stock.

     Staggered Board. Our Board of Directors has been divided into three classes of directors. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to change control even if a tender offer or a change in control were in the stockholders' interest.

     Preferred Stock. Our charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock, including the convertible preferred stock. The Board of Directors may establish the preferences, rights and other terms (including the right to vote and the right to convert into common stock) of any shares issued. The issuance of preferred stock could delay or prevent a tender offer or a change in control even if a tender offer or a change in control were in our stockholders' interest. No shares of preferred stock other than the convertible preferred stock are currently issued or outstanding.

     Exemptions for Certain Members of Management from the Maryland Business Combination Law. The Maryland General Corporation Law, as amended, prohibits certain "business combinations" between a Maryland corporation and an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is any person who beneficially owns ten percent or more of the voting power of the corporation's shares. After the five-year prohibition, any such business combination must be approved by two supermajority stockholder votes unless, among other conditions, the corporation's common

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stockholders receive a minimum price for their shares and receive  consideration in cash or in the same form as previously paid by the interested stockholder for its shares. This means that, unless an exemption applies, the transaction must be approved by at least:

 ..   80% of the votes  entitled  to be cast by  holders  of  outstanding  voting shares, and

 ..   two-thirds  of the votes  entitled  to be cast by  holders  of  outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

     As permitted by the statute, our Board of Directors has exempted any business combination involving Messrs. Halpert and Wolfe and any of their affiliates or associates or any person acting in concert with any of such persons. Consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to business combinations between us and any of these people. As a result, Messrs. Halpert and Wolfe and other persons referred to in the preceding sentence may be able to enter into business combinations with us which may not be in the best interest of the stockholders. In such case, we would not have to comply with the super-majority vote requirements and other provisions of the statute.

     Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control Shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise voting power in electing directors within three ranges of voting power, beginning with one-fifth of all voting power. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

     If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, the corporation has the option to present the question at any stockholders' meeting.

     If voting rights are not approved at a meeting of stockholders then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of either:

 ..   the last control share acquisition; or

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 ..   any meeting where stockholders considered and did not approve voting rights of the control shares.

     If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Under Maryland law, the fair value as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition.

     Pursuant to the statute, our bylaws contain a provision exempting from the control share acquisition any and all acquisitions by any person of our shares of stock. Our Board of Directors may amend or eliminate this provision at any time in the future.

     Stockholder Rights Plan. On October 10, 1998, our Board of Directors adopted a stockholders' rights plan and declared a distribution of one preferred share purchase right for each outstanding share of common stock. The rights were issued on October 26, 1998 to each stockholder of record on that date. The rights have certain anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire us on terms that our Board of Directors does not approve. We may redeem the shares for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of our common stock. Therefore, the rights should not interfere with any merger or business combination our Board of Directors approves.

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Adverse Consequences Of Failure To Qualify As A REIT

     Taxation as a Corporation. We believe we have operated so as to qualify as a REIT under the Code, commencing with our taxable year ended December 31, 1994. However, we may not have qualified, or may not remain qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to stockholders aggregating annually at least 95% of our REIT taxable income (excluding capital gains). In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

     To qualify as a REIT, not more than 5% of our total assets may consist of securities of one issuer. We believe that the value of the securities of the Management Company held by us did not exceed at any time 5% of the value of our total assets and will not exceed such amount in the future. We based this belief on the initial allocation of shares among participants in the formation transactions and our opinion regarding the maximum value that could be assigned to the existing and expected future assets and net operating income of the Management Company. If we fail to satisfy the 5% requirement or otherwise fail to qualify as a REIT, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Furthermore, we would not be allowed a deduction in computing our taxable income for amounts distributed to our stockholders. In addition, unless entitled to relief under certain statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to stockholders.

     REIT Distribution Requirements and Potential Impact of Borrowings. To qualify as a REIT, we generally must distribute to our stockholders at least 95% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount by which certain distributions paid by us in any calendar year are less than the sum of 85% of ordinary income, 95% of capital gain net income and 100% of undistributed income from prior years.

     We might need to borrow funds on a short-term basis to meet the distribution requirements necessary to qualify as a REIT. These short-term borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. In this instance, we might need to borrow funds to avoid adverse tax consequences even if then prevailing market conditions were not generally favorable for these borrowings.

     Other Tax Liabilities. Even if we qualify as a REIT, we will be subject to certain
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federal,  state and local taxes on our income and  property.  In  addition,  the
Management  Company  generally  is subject to  federal  and state  income tax at
regular  corporate  rates  on  its  net  taxable  income,   which  includes  its
management, leasing and related service business.

Year 2000

     Many of the world's computer systems currently record years in a two digit format. These computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This problem is commonly referred to as the Year 2000 issue.

     The following systems are vulnerable to the Year 2000 issue:

     Accounting/General Ledger/Property Management Software. We currently believe that our software package is Year 2000 compliant in all material aspects. Additional testing and compliance is ongoing. Nonetheless, we are currently reviewing other vendor products which claim to be fully Year 2000 compliant. We have budgeted $500,000 for replacement software and hardware, including installation costs. Currently, we expect implementation commencement in early 1999 with completion by June 1999.

     Hardware  Components,  Servers  and  Workstations.   These  components  are
currently being upgraded to be fully Year 2000. We expect such upgrades to be completed by early 1999.

     Key Vendors. We have identified key vendors we believe could have a material impact on operations if those vendors aren't Year 2000 compliant. We are developing a short questionnaire to send to our major vendors regarding their Year 2000 compliance.

     Although we are taking the foregoing steps to establish Year 2000 compliance, we cannot guarantee that all of our systems will be Year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be adversely affected.

Effect On Price Of Shares Available For Future Sale

     Sales of a substantial number of shares of common stock, or the perception that this could occur, could adversely affect prevailing prices for the common stock. We have reserved:

 ..   2,876,828 shares of common stock for issuance upon exchange of common units issued in connection with our formation and in connection with property acquisitions,

 ..   2,966,908   shares  of  common  stock  for  issuance  upon   conversion  of
     outstanding convertible preferred stock issued in connection with our formation and in connection with property acquisitions (which becomes convertible on or after May 31, 1999),

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 ..   1,832,239  shares of common stock for issuance upon  conversion of reserved
     convertible   preferred   stock  (reserved  for  exchange  of  exchangeable
     preferred units and the exchangeable debentures issued in connection with the formation and subsequent property acquisitions),

 ..   1,862,523  shares of common stock for issuance  under our employee  benefit plans.

We have filed or have agreed to file registration statements covering the issuance of shares of common stock and convertible preferred stock upon exchange of common units and exchangeable preferred units and the resale of convertible preferred stock issued in connection with our formation and subsequent property acquisitions. We also have filed registration statements covering the sale of common stock issued or to be issued under our employee benefit plans. The exchange of partnership units for common stock and convertible preferred stock will increase the number of outstanding shares of common stock and convertible preferred stock, and will increase our percentage ownership interest in the Operating Partnership.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    First Washington Realty Trust, Inc.


                                    By:      /s/     Jeffrey S. Distenfeld
                                       Jeffrey S. Distenfeld
                                       Senior Vice President and General Counsel

Date:  October 30, 1998



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